UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )

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TECHNITROL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Supplement to Proxy Statement dated April 9, 2009

As previously announced, our annual shareholders meeting will be on Wednesday, May 20, 2009 at 5 PM (EDST) in the Library Lounge (2nd Floor) of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania.  The Notice of Annual Shareholders Meeting, Proxy Statement and proxy card were mailed or made available to shareholders on or about April 9, 2009.

In the Proxy Statement, Technitrol's board of directors recommended that shareholders vote for Item 2 (to amend our articles of incorporation to authorize the board of directors to create and issue one or more series of capital stock).  The proposal for Item 2 explains that the board would have full authority, from time to time, to designate any of the authorized but unissued shares into one or more classes or series of stock, with such rights, privileges and preferences as the board may set at the time of such designation.  We are now revising the proposal to state that with respect to voting rights, such classes or series of stock will have voting rights no greater than one vote for one share.  The proposal for Item 2 also explains that prior to such designation, the board must determine that the primary purpose of such designation is to raise capital for a proper business purpose and not for a take-over defense or anti-takeover measure.  We are now revising the proposal to state that rather than the primary purpose, the board must determine that this is the sole purpose of the designation.

The revised text of Article Fifth to the Amended and Restated Articles of Incorporation of Technitrol, Inc. (originally presented in Appendix A to our Proxy Statement) is attached to this supplement as Appendix A, with the changes highlighted.  The revised text of Item 2 (originally presented on page 2 to our Proxy Statement) is attached to this supplement as Appendix B, with the changes highlighted.

Important Information Regarding Voting

If you have already voted on this proposal and wish to change your vote, contact the company’s proxy solicitor Regan & Associates, Inc. on 1-800-737-3426.  You may do so also by notifying our Secretary in writing prior to the vote at the meeting, at which you may also vote in person.

Appendix A

REVISED TEXT OF ARTICLE FIFTH TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TECHNITROL, INC.

FIFTH:  The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Seventy-Five Million (175,000,000) shares of Common Stock.  Unless otherwise designated by the Board of Directors, all shares issued by the Corporation shall be shares of Common Stock having par value of $.125 per share. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights (which shall in all cases be one vote for each share held), preferences, limitations and special rights, if any, of the shares of the class or series. Notwithstanding the foregoing, the Corporation shall not designate any class or series of stock pursuant to this Article (other than Common Stock) unless the Board of Directors, by majority vote at a meeting at which a quorum is present, determines in the exercise of its business judgment that the ~~primary~~ sole purpose for the designation and issuance of such class or series is to raise capital necessary for a proper business purpose and not for a takeover defense or other anti-takeover measure.

Shares of the Corporation may be certificated or uncertificated, as provided under Pennsylvania law, and this Article FIFTH shall not be interpreted to limit the authority of the Board of Directors to issue any or all classes or series of shares of the Corporation, or any part thereof, without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the By-Laws of the Corporation. In the case of shares issued without certificates, the Corporation will, or will cause its transfer agent to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information required to be set forth on certificates by the By-Laws of the Corporation, by these Articles, or otherwise by applicable law or regulation. At least annually thereafter, the Corporation shall, or shall cause its transfer agent to, provide to its shareholders of record a written statement confirming the information contained in the informational statement sent pursuant to the preceding sentence.

Appendix B

REVISED TEXT OF ITEM 2 TO
TECHNITROL'S PROXY STATEMENT

Item 2 — Amend Articles of Incorporation to Authorize the Board of Directors to Create and Issue One or More Series of Capital Stock

Our articles of incorporation, as currently in effect, provide that we are authorized to issue up to 175,000,000 shares of common stock with a par value of $.125 per share (“Common Stock”). At March 3, 2009, we had 40,982,941 shares of Common Stock issued and outstanding. Our articles of incorporation do not currently authorize the issuance of shares other than Common Stock.

On March 15, 2009, our board of directors approved an amendment to Article Fifth of our articles of incorporation to authorize the issuance of one or more separate classes or series of stock, including, without limitation, preferred stock (the “Stock Amendment”). Article Fifth would be amended to provide that, unless otherwise designated by the board, the authorized capital stock of the Company will consist of 175,000,000 shares, which would be designated as Common Stock. The board would have full authority, from time to time, to designate any of the authorized but unissued shares into one or more classes or series of stock, with such rights (but with respect to voting rights, none other than one vote for one share are permitted), privileges and preferences as the board may set at the time of such designation. Prior to such designation and issuance, however, the board is required to make a determination in the exercise of its business judgment that the ~~primary~~sole purpose of such designation is to raise capital for a proper business purpose and not for a take-over defense or anti-takeover measure. The current number of shares of authorized stock is not affected by the Stock Amendment. The full text of the Stock Amendment is attached as Appendix A to this Proxy Statement, and this discussion is qualified in its entirety by reference to Appendix A. Shareholders are being asked to approve the Stock Amendment at the Annual Meeting. If approved, the Stock Amendment will be effective upon the filing of the amendment to the articles of incorporation with the Department of State of the Commonwealth of Pennsylvania after the Annual Meeting.

The ability to designate and issue different classes of stock is authorized under Sections 1306(a), 1521 and 1522 of the Pennsylvania Business Corporation Law (the “BCL”). These Sections allow a corporation by a provision of its articles of incorporation to have more than one class or series of stock and to vest authority in its board of directors to prescribe the number of each class or series of stock and the voting powers, designations, preferences, limitations, and special rights of each class or series of stock.

The board’s ~~primary~~sole objective for the Stock Amendment is to provide maximum flexibility with respect to future financing transactions, including taking advantage of future opportunities to augment our capital in ways other than issuing Common Stock, which opportunities may only be available during certain periods of time. The Company believes that the Stock Amendment will enhance its ability to promptly respond to any of these opportunities. The Stock Amendment gives the corporation authority to designate any of our authorized but unissued stock into one or more classes or series of stock. The Stock Amendment authorizes our board to issue preferred stock, which is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dissolution preferences, dividend preferences, conversion and exchange privileges, voting rights and other rights not traditionally found in common stock. These types of stock are generally referred to as “preferred stock”.

We presently lack the authority to issue any class or series of stock, other than Common Stock, and we believe this could be a competitive disadvantage for us, especially given the current financial and credit environment where it may be difficult, if not impossible, to raise needed capital by the issuance of debt or common stock. By giving discretion to the board to designate any of our authorized but unissued shares into one or more separate classes or series, including preferred stock, we would increase our flexibility to structure transactions and potentially eliminate debt. The Stock Amendment specifically requires that the board must, prior to the designation and issuance of any class or series of stock (other than Common Stock), determine in the exercise of its business judgment that the ~~primary~~sole purpose of such designation and issuance is to raise capital for a proper business purpose and not for a takeover defense or other anti-takeover measure.

If the Stock Amendment is approved, the board would have discretion to establish one or more series or classes of stock, including preferred stock, from the authorized but unissued shares and would have the discretion to set the terms of the series or class, including establishing the number of shares constituting the series or class, the dividend rights, voting rights (which can be none other than one vote for each share held), conversion or exchange rights, redemption rights, sinking fund provisions, and rights in the event of voluntary or involuntary liquidation or dissolution. The holders of our Common Stock would have no further right to approve the terms of any such class or series, except to the extent provided by law.

The effect of the Stock Amendment cannot be predicted until the board sets the rights of any series or class of stock. The rights of any new series or class of stock may be senior to the Common Stock and could, among other things, reduce the amount of distributions payable upon liquidation to holders of Common Stock, restrict the payments of dividends~~, dilute the voting power of the Common Stock~~ and/or restrict the repurchase of Common Stock, including while there is any arrearage in the payment of dividends on any other series or class of stock.   Given that the Board may not designate voting rights other than one vote for each share held, the voting rights of current shareholders cannot be adversely impacted by the use of super or majority voting in conjunction with the issuance of a new series or class of shares.  However, separate classes of capital stock, particularly preferred stock, may have separate class voting rights on matters such as the authorization or issuance of other senior classes, mergers or acquisitions, and other matters to the extent such matters would adversely affect the rights of the class.

While the Stock Amendment would provide desired flexibility in connection with possible acquisitions, financings and other capital-related transactions, it is possible that the Stock Amendment could have the effect of discouraging, delaying or preventing a change in control of the Company. Any issuances of capital stock by the Company could dilute the voting power of a person attempting to acquire control of the Company or increase the cost of acquiring the Company. However, the Stock Amendment specifically provides that prior to designating and issuing any series or class of stock (other than Common Stock) the board by majority vote must determine in the exercise of its business judgment that the ~~primary~~sole purpose of the designation and issuance of such series or class of stock is to raise capital necessary for a proper business purpose and not for a takeover defense or anti-takeover measure.1 We currently have no plan or agreement involving the creation of a separate series or class of stock.

The board of directors recommends that you approve the proposed Stock Amendment to the articles of incorporation to authorize the board of directors to create and issue one or more series of capital stock.

____________________________________

1 Certain existing provisions of the Company’s articles of incorporation also may be viewed as having anti-takeover effects. Under the articles of incorporation, the Company’s board of directors is divided in three groups with approximately one-third of the members elected each year. This provision of the articles of incorporation may only be amended by the affirmative vote of the holders of at least 75% of the outstanding shares of all classes of capital stock entitled to vote thereon. Also, shareholders may only remove directors without cause upon the affirmative vote of the holders of at least 75% of the outstanding shares of all classes of capital stock entitled to vote thereon. In addition, the affirmative vote of 75% of the voting power is required to approve certain business transactions (such as mergers, or dispositions of substantially all of the assets) with certain 5% holders.

The Company also has a shareholders rights plan that is triggered if any person or group of persons acquires 15% of the Company’s outstanding shares. Because the shareholders rights plan may make it uneconomical for a third party to acquire the Company without negotiating directly with the Company’s board of directors, the shareholders rights plan may also be viewed as having an anti-takeover effect. In light of the shareholders rights plan, which has been in effect since 1996 and is currently set to expire in September 2010, the Company does not believe the Stock Amendment materially increases the Company’s anti-takeover defenses.